EXHIBIT 99.1

TECHNICAL COMMUNICATIONS CORPORATION Receives Loan from bankHometown under the Paycheck Protection Program

CONCORD, Mass., Feb. 03, 2021 (GLOBE NEWSWIRE) -- Technical Communications Corporation (OTCQB: TCCO) today announced that on February 1, 2021, the Company received a loan from bankHometown under the U.S. Small Business Administration's Paycheck Protection Program as authorized under the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”). The loan, evidenced by a promissory note, is in the principal amount of $474,400 and all or a portion of the loan is expected to be forgiven under the provisions of the Economic Aid Act. Any portion of the loan that is not eligible to be forgiven will be paid back over five years at an interest rate of 1% per year.

Commenting on the good news, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "We again collaborated with bankHometown to obtain this loan, which will provide assistance to the Company in retaining its employees. The retention of our employees is essential for us to respond to the recent strong interest from our customers, despite certain order activity being delayed due to the COVID-19 pandemic."

Under the provisions of the Paycheck Protection Program, the loan amount will be forgiven as long as the loan proceeds are used to cover payroll costs, interest on mortgages, rent, and utility costs over the 24 week period after the loan is made. The Company expects to use the loan proceeds for payroll, rent and utilities.

About Technical Communications Corporation
For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the impact of the COVID-19 pandemic (including its duration and severity) and governmental actions in response thereto; the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 26, 2020 filed with the Commission and the “Risk Factors” section included therein (as the same may be amended from time to time).

Technical Communications Corporation 100 Domino Drive Concord, MA 01742 – 2892	Michael P. Malone Chief Financial Officer (978) 287-5100 www.tccsecure.com